UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 16, 2006
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California 94177
(Address of principal executive offices, zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

A. Final Decision Adopting Settlement Regarding Defined Benefit Pension Plan Contribution

On June 15, 2006, the California Public Utilities Commission (CPUC) approved the settlement reached among Pacific Gas and Electric Company (Utility), the CPUC’s Division of Ratepayer Advocates (DRA), and the Coalition of California Utility Employees that will permit the Utility to recover revenue requirements associated with annual contributions to the Utility’s pension plan trust in 2006, 2007, 2008 and 2009. These contributions are projected to be necessary for the pension plan trust to reach fully-funded status as of January 1, 2010. The settlement resolves the Utility’s application for approval of funding to make a 2006 pension contribution as well as the Utility’s separate request for pension contribution funding for 2007, 2008 and 2009 made in the Utility’s 2007 General Rate Case (GRC) application.

The decision adopting the settlement provides that the $155 million distribution and generation revenue requirement that the CPUC authorized the Utility to collect beginning January 1, 2006, subject to refund, to fund a pension contribution of approximately $250 million in 2006, is final and no longer subject to refund. Approximately $75 million of the $250 million contribution will be capitalized. The remaining $20 million relates to revenue requirements for gas transmission and storage, for electric transmission, and nuclear decommissioning, which have been or will be addressed in other CPUC or Federal Energy Regulatory Commission (FERC) proceedings.

For 2007, 2008 and 2009, the decision provides for an annual pension contribution of approximately $153 million and a distribution and generation pension-related revenue requirement of approximately $98 million.

As required by the settlement, the Utility will be making its $250 million pension contribution for 2006 within 40 days of the date that the CPUC’s decision approving the settlement is mailed. The Utility’s pension contributions for the years 2007, 2008, and 2009 will be made on a quarterly basis. Also, within the next 60 days, the Utility will file an advice letter establishing a two-way balancing account for any differences between the Utility’s authorized pension contribution amounts for 2006 through 2009 and any contribution amounts that either are lower than the authorized amounts for any reason or are higher than the authorized amounts due to federal laws that may, in the future, require higher pension contribution amounts. The Utility would seek to reflect in rates any balance in this balancing account.

B. Approval of Contra Costa Unit 8 Application

On June 15, 2006, the CPUC also issued a final decision adopting, with one exception, all of the provisions of a proposed settlement agreement among the Utility, the DRA, The Utility Reform Network, and California Unions for Reliable Energy. The decision approves the Utility’s application to acquire, complete construction of, and operate Contra Costa Unit 8 (CC8), a 530-megawatt electric generating facility currently owned by Mirant Corporation (Mirant), pursuant to the terms of an Asset Transfer Agreement between Mirant and the Utility. The Asset Transfer Agreement provides the terms and conditions under which the CC8 project assets, including its site, equipment, permits, and contracts, would be transferred to the Utility, and development and construction of the plant would be completed by the Utility. (As previously disclosed, the Asset Transfer Agreement implements one part of a settlement agreement among the Utility, Mirant, and certain of Mirant’s subsidiaries to settle certain of the Utility’s claims in Mirant’s Chapter 11 proceeding.) The Utility’s application requested cost-of-service funding to complete the remaining construction of the CC8 facility and to operate the facility for up to three years, until the Utility’s first GRC after commercial operation of the project.

As previously disclosed, in approving the California investor-owned utilities’ long-term procurement plans, the CPUC decided that the utilities should be allowed to recover stranded costs for their non-Renewable Portfolio Standards resource commitments from all customers, including departing customers, through a non-bypassable charge for at least 10 years from the date of signing a power purchase agreement or the date of commercial operation of a utility-owned power plant. The CPUC also decided that the utilities should be allowed to justify a cost recovery period longer than 10 years on a case-by-case basis. The CPUC’s June 15 decision rejected the Utility’s proposal to recover any above-market costs of the CC8 project through a non-bypassable charge for the 30-year life of the project. Instead, the CPUC adopted a 10-year period for recovery of these non-bypassable charges. At the end of this 10-year period, the Utility will still be able to collect any above-market costs for the CC8 project from its current full-service customers, but will no longer be able to charge departing customers for these costs.

The settlement establishes an initial annual non-fuel revenue requirement for the CC8 project of approximately $67 million. This revenue requirement will be trued-up to actual capital costs in the Utility’s first GRC after commercial operation of the project. The settlement also establishes $295 million as a reasonable and prudent estimate of the initial capital cost of completing the project, reduced from the Utility’s original estimate of $310 million. The Utility will be entitled to increase its revenue requirement without further reasonableness review if the actual capital costs incurred are as much as $305 million. If the actual capital costs are more than $305 million but less than $345 million, the Utility will be entitled to include in its rate base and recover in rates only 90 percent of the actual capital costs that exceed $305 million, up to the $345 million threshold. If actual capital costs for the project are $345 million or more, the Utility may request recovery of the amount exceeding $345 million, subject to a reasonableness review. The settlement provides that the initial capital cost estimate, the initial revenue requirement, and the dollar thresholds described above may be adjusted for, among other things, delays in the resumption of construction or changes in the project scope caused by permit requirements or by governmental action or inaction.

On June 13, 2006, the FERC authorized Mirant to transfer the CC8 facility to the Utility. The completion of the CC8 acquisition remains subject to the satisfaction of a number of closing conditions, including achieving the satisfactory resolution of certain environmental permitting issues affecting the plant. The Utility currently is assessing these permitting issues to determine any potential changes to the scope or cost of the project. If the Utility and Mirant do not close the acquisition of the CC8 project assets on or before June 30, 2008, the Utility will be paid $70 million from an escrow account funded by Mirant in lieu of Mirant’s transferring the project assets.

C. Proposed Decision Adopting Advanced Metering Infrastructure Application

On June 15, 2006, a CPUC administrative law judge issued a proposed decision adopting with only minor modifications the Utility’s application to deploy its advanced metering infrastructure (AMI) project at an estimated cost of $1.74 billion, including an estimated capital cost of $1.4 billion, based on a five-year installation schedule for virtually all of the Utility's electric and gas customers starting in 2006.

The authorized $1.74 billion project cost includes a risk-based allowance of approximately $129 million, which the Utility could spend to address delays, overruns, or other unforeseen contingencies as part of the reasonable costs of the project. Of the $1.74 billion amount, approximately $54.8 million would be authorized for costs related to marketing new critical peak pricing rate programs and would be recoverable in rates without further reasonableness review. The remaining $1.68 billion of project costs would also be recoverable in rates without further reasonableness review. The proposed decision also adopts the Utility’s request to recover in rates 90 percent of up to $100 million in additional project costs beyond the $1.68 billion amount. If costs exceed this additional $100 million threshold, the Utility may request recovery of the amount exceeding the $100 million threshold, subject to a reasonableness review.

The proposed decision adopts the Utility’s proposal to record costs and benefits related to the AMI project in separate electric and gas balancing accounts as they are incurred. As previously disclosed, the Utility expects that approximately 89 percent of the AMI project costs would be offset by the anticipated operational savings and efficiencies resulting from AMI. The remaining 11 percent is expected to be offset by electric procurement savings resulting from voluntary customer participation in demand response options.

Comments are due on July 5, 2006, and reply comments are due on July 10, 2006. It is expected that the CPUC will issue a final decision by the end of July. PG&E Corporation and the Utility cannot predict whether the CPUC will approve this application or whether the anticipated benefits and costs savings of the AMI project would be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: June 16, 2006	By:	/s/ LINDA Y.H. CHENG

LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: June 16, 2006	By:	/S/ LINDA Y.H. CHENG

LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary